Exhibit 99.1

[CHOICE HOTELS INTERNATIONAL APPEARS HERE]

Joseph M. Squeri	John Hawkins
Senior Vice President,	Vice President
Development, and Chief	Tel: (301) 592-5075
Financial Officer	Fax: (301) 592-6177
Tel: (301) 592-5006	john_hawkins@choicehotels.com

For Immediate Release

CHOICE HOTELS TO INITIATE CASH DIVIDEND

Company Reiterates Commitment to Share Repurchase Program

SILVER SPRING, Md. (August 13, 2003) – Choice Hotels International, Inc. (NYSE:CHH) today announced its intention to initiate payment of a cash dividend on its common stock beginning in the fourth quarter of 2003. The plan approved by Choice’s Board of Directors anticipates an initial quarterly dividend of $0.20, or $0.80 per share annually. The actual declaration of dividends, and the setting of record and payment dates, is subject to final determination by the Board each quarter after its review of the company’s financial performance.

“Our Board’s firm commitment to building shareholder value led us to create a cash dividend,” said Charles A. Ledsinger, Jr., president and chief executive officer. “The strength of our balance sheet, along with the high free cash flow generated by our franchising business, convinced us that the timing is right to augment our existing share repurchase program with the introduction of the dividend.”

He added, “We remain very much committed to our share repurchase program, under which we have authorization to purchase up to 3.1 million additional shares. The Board’s approval of the dividend and the share repurchase program underscores its confidence in the ability of our franchising model to perform well in virtually any economic scenario.”

Choice Hotels International is the second largest hotel franchisor in the world, with 4,743 hotels open, representing 383,592 rooms, in the United States and 43 other countries and territories. As of June 30, 2003, 315 hotels are under development in the United States, representing 25,198 rooms, and an additional 81 hotels, representing 8,708 rooms, are under development in 21 countries and territories. Its Comfort Inn, Comfort

Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites  brands serve guests worldwide.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-Q for the period ended March 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com

Comfort Inn, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks of Choice Hotels International, Inc.